Exhibit 1

Joint Filing Agreement

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: July 29, 2021

By:	/s/ Thomas Giannetti, CFO of LPAH GP, the GP of LPAH, the sole member of LPA, the GP of LP, the managing member of CIP GP, the GP of CIP LP, the GP of LCI*

By:	/s/ Thomas Giannetti, CFO of LPAH GP*

By:	/s/ Thomas Giannetti, CFO of LPAH GP, the GP of LPAH*

By:	/s/ Thomas Giannetti, CFO of LPAH GP, the GP of LPAH, the sole member of LPA*

By:	/s/ Thomas Giannetti, CFO of LPAH GP, the GP of LPAH, the sole member of LPA, the GP of LP*

By:	/s/ Thomas Giannetti, CFO of LPAH GP, the GP of LPAH, the sole member of LPA, the GP of LP, the managing member of CIP GP*

*By:	/s/ Thomas Giannetti
Thomas Giannetti, Attorney-in-Fact for Brent R. Nicklas